SECOND AMENDMENT TO AGREEMENT
                       OF SALE AND PURCHASE



     THIS SECOND AMENDMENT TO AGREEMENT OF SALE AND PURCHASE (this "Amendment") is entered into effective as of December ___, 1996, by and between NASHBORO VILLAGE, L.L.C., a Delaware limited liability company ("Additional Property Seller"), NASHBORO VILLAGE APARTMENTS, L.P., a Delaware limited partnership ("Seller"), and WALDEN RESIDENTIAL, INC., a Maryland corporation ("Purchaser").

                         R E C I T A L S:

     A. Seller and Purchaser entered into that certain Agreement of Sale and Purchase dated as of November 15, 1996 (the "Agreement"), as amended by that certain First Amendment to Agreement of Sale and Purchase executed effective as of November 25, 1996 (the "First Amendment") pertaining to the sale of certain property more particularly described therein and commonly known as the Nashboro Village Apartments, Nashville, Tennessee ("Property"). Unless otherwise defined herein, all words designated with initial capital letters shall have the meanings as set forth in the Agreement.

     B. Purchaser and Seller desire to further amend the Agreement, and Additional Property Seller desires to join in this Amendment and in the Agreement as amended hereby, to the extent that the Agreement as to amended covers the Additional Property and provides for rights and obligations of Additional Property Seller, to reflect said parties' agreement regarding certain matters as set forth below.

     NOW, THEREFORE, for and in consideration of Ten Dollars
($10.00) and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned parties agree as follows:

     1. ADDITIONAL SELLER. The introductory paragraph of the Agreement is hereby amended to add, after the defined term
("Seller"), the following:

          and Nashboro Village, L.L.C., a Delaware limited liability company ("Additional Property Seller")

     2.   ADDITIONAL PROPERTY.

          (A) The Agreement is hereby amended to add a new Section 1.2, in its entirety as follows:

          1.2 Sale and Purchase. Additional Property Seller agrees to sell and convey unto Purchaser, and Purchaser agrees to purchase and accept from Additional Property Seller, for the price and subject to the terms, covenants, conditions and provisions herein set forth, the following:

          (a) All of that certain land (the "Additional Land") in Nashville, Tennessee, being more particularly described on Exhibit "A-1" attached hereto and incorporated herein by this reference for all purposes;

          (b) All right, title and interest of Additional Property Seller in and to all structures, improvements and fixtures (collectively, "Additional Improvements") located on the Additional Land. The Additional Land and the Additional Improvements are sometimes referred to herein collectively as the "Additional Real Property", and consist primarily of a tennis facility, marketing center and undeveloped land.

          (c) All right, title and interest of Additional Property Seller, if any, in and to any land lying in the bed of any street, road or access way, opened or proposed, in front of, at a side of or adjoining the Additional Land to the centerline thereof ("Additional Property Rights");

          (d) All right, title and interest of Additional Property Seller, reversionary or otherwise, in and to all easements in or upon the Additional Land and all other rights and appurtenances belonging or in anywise pertaining thereto, if any ("Additional Appurtenances");

          (e) All furniture, carpeting, draperies, appliances, building supplies, equipment, machinery, inventory and other items of personal property owned by Seller and presently affixed or attached to, placed or situated upon the Additional Real Property and used solely in connection with the ownership, operation and occupancy of the Additional Real Property ("Additional Personalty"), but specifically excluding property owned by third parties and leased to Additional Property Seller;

          (f) Additional Property Seller's interest in all assignable leasing, service, supply and maintenance contracts relating solely to the Additional Real Property or Additional Personalty ("Additional Contracts"); and

          (g) All right, title and interest of Seller, in any, in and to all intangible property relating solely to the ownership or operation of the Additional Real Property or Additional Personalty, in each case only to the extent assignable, including licenses, permits, guaranties, warranties and trade names, if any, but in each case without warranty, including right to use the name "Nashboro Village" on a non-exclusive basis ("Additional Intangible Property").

     The items described in (a) through (g) of this Section 1.2 are hereinafter collectively called the "Additional Property".

          (B) Except for Articles IV, V, VI and Sections 7.2(a), 7.2(b), 7.2(c), 7.3(e) and 7.2(f) of the Agreement, the Agreement is also hereby amended to additionally insert the corresponding defined terms relative to the Additional Property (from new Section 1.2(a) as provided for above), where appropriate, at every place where a defined term relative to the Property occurs in the Agreement, so that such provisions of the Agreement will also apply to the Additional Property and its various component parts.

          (C) The Agreement is also hereby amended to attach and incorporate Exhibit "A-1" attached hereto (describing the Additional Land).

     3. PURCHASE PRICE. Section 2.1 is hereby amended to reflect an aggregate Purchase Price for the Property and the Additional
Property of Forty-Eight Million Eight-Hundred Thousand and No/100
Dollars ($48,800,000.00).

     4.   ADDITIONAL PROPERTY CLOSING.

          (A) Section 7.1 of the Agreement is amended to change the Closing Date to 1:00 p.m. Central Time on December 16,
     1996.

          (B) Article VII is also hereby amended to add to the Agreement new Sections 7.5 and 7.6, in their entirety as follows:

          Section 7.5    Additional Property Closing for Additional
          Property.

          (a) If on the Closing Data Purchaser has not reviewed the title and a survey of the Additional Property as described in Section 7.5(c) below, the Closing with respect to the Property shall occur, and the portion of the Closing consisting of the sale and purchase of the Additional Property (the "Additional Property Closing") shall be deferred; provided, however, that the Additional Property Closing shall occur in all cases on or before 1:00 p.m. Central Time on December 31, 1996 ("Additional Property Closing Deadline").

          (b) If the Additional Property Closing is postponed as provided for immediately preceding Section 7.5(a), then Two Million Eight Hundred Thousand and No/100 Dollars ($2,800,000.00) ("Additional Property Escrow") shall be withheld from the Purchase Price to be paid by Purchaser on the Closing Date, and shall be held in escrow by the Title Company pending the Additional Property Closing on the same terms as the Earnest Money Deposit is held, as set forth in
     Section 2.2(b) of the Agreement.

          (c) As soon as practicably following the date of this Amendment, Seller shall at Seller's sole cost and expense deliver to Purchaser (i) an update of the most recent survey of the Additional Real Property ("Additional Property Survey"), additionally showing Tract 4B as described in
     Section 10.16 below and containing a certificate substantially in accordance with the form attached hereto as Exhibit "G";
     (ii) a title commitment ("Additional Property Commitment") by the terms of which the Title Company agrees to issue to Purchaser an owner policy of title insurance ("Additional Property Title Policy") for the Additional Property in accordance with Section 5.1(a) of this Agreement; and (iii) photocopies of all documents ("Additional Property Title Documents") referenced or described in the exceptions shown on the Additional Property Commitment.

          (d)  At the Additional Property Closing, Additional
     Property Seller shall:

          (i) Cause the Title Company to modify (by interlineation or otherwise) the Additional Property Commitment to reflect the "Additional Property Permitted Exceptions" (defined as the Permitted Exceptions as defined in Section 5.1(b) of this Agreement, to the extent the same affect the Additional Real Property, and any additional matters of record, which matters should be reflected on the Additional Property Survey or the Additional Property Commitment and shall be approved by Purchaser);

          (ii) To the extent available and in Seller's possession or control, deliver originals of all Additional Contracts affecting the Additional Real Property either at Additional Property Closing or by making same available at the Additional Property;

          (iii) Deliver possession of the Additional Property, subject to the Additional Property Permitted Exceptions, the rights of parties in possession and all rights and obligations under the Additional Contracts;

          (iv) To the extent available and in Seller's possession, deliver copies of all necessary permits issued by appropriate governmental authorities and utility companies relating to the Additional Property;

          (v) Execute, acknowledge and deliver a special warranty deed ("Additional Deed") in the form attached hereto as Exhibit "T", conveying the Additional Real Property;

          (vi) Execute, acknowledge and deliver a bill of sale, assignment and assumption ("Additional Bill of Sale") in the form attached hereto as Exhibit "J", conveying without warranty the Additional Personalty and assigning Additional Property Seller's interest in the Additional Intangible Property and the Additional Contracts;

          (vii) Delivery evidence of its authority to execute the Additional Deed and the Additional Bill of Sale;

          (viii) Deliver a non-foreign entity certification in the form attached hereto as Exhibit "K", certifying in compliance with Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder that Additional Property Seller is not a "foreign person";

          (ix) Deliver an affidavit or certificate reasonably requested by the Title Company in connection with its issuance of the Additional Property Title Policy; and

          (x) Deliver the restrictions relating to Tract 4B, as more particularly described in Section 10.16(b)(i) herein.

          (xi) Delivery such other documents as may be reasonably requested by Purchaser (including an audit letter in the form attached hereto as Exhibit "B-1") or Title Company, including transfer tax affidavits and evidence of authority to sell the Additional property in accordance with this Agreement.

          (e)  At the Additional Property Closing, Purchaser shall:

          (i) Authorize the Title Company to release the Additional Property Escrow funds to Additional Property
     Seller;

          (ii) Execute and deliver such documents as may be reasonably required by Additional Property Seller or Title Company, including but not limited to, a certified copy of a resolution of the Board of Directors of Purchaser (if a corporation) authorizing Purchaser to consummate the purchase of the Additional Property and designating those persons authorized to execute and deliver all necessary documents at the Additional Property Closing;

          (iii) Deliver (A) Certificates of Good Standing and Corporate Existence of Purchaser, and (B) copies of any and all of the documents evidencing the corporate structure of Purchaser which Additional Property Seller reasonably may request;

          (iv) Execute and deliver the Additional Bill of Sale, assuming the obligations under the Additional Contracts from and after Additional Property Closing and the obligation, whether arising before or after Additional Property Closing, relating to the physical or environmental condition of the Additional Property;

          (v) As the Additional Property Closing, Purchaser and Seller shall execute and deliver an Additional Closing Statement setting forth the amount held in the Additional Property Escrow and all prorations, adjustments and credits thereto and, if necessary, a post-closing agreement for the Additional Property Closing, with respect to any adjustment based on the estimates that are to be readjusted after the Additional Property Closing

          (f) At the Additional Property Closing, prorations shall be governed by Section 7.2(d) of this Agreement, and the allocation of costs for the Additional Property Closing shall be governed by Section 7.3.

          (g) Purchaser agrees to assume and perform (i) all of the covenants of Additional Property Seller and Additional Property Seller's predecessor in title pursuant to the Additional Contacts, which are performable subsequent to the Additional Property Closing Date, and (ii) all obligations, whether arising before or after the Additional Property Closing Date, relating to the physical or environmental condition of the Additional Property. Purchaser indemnifies and holds Seller harmless from and against any and all claims, costs and expenses (including reasonable attorneys' fees) asserted against or incurred by Additional property Seller and arising out of the failure of Purchaser to perform its obligations pursuant to this Section 7.6(f). The provisions of this Section 7.5(f) shall survive the Additional Property Closing.

     Section 7.6 Additional Property Remedies. In the event that Additional Property Seller is unwilling to unable to convey the Additional property in accordance herewith by the Additional Property Closing Deadlines, Purchaser may elect, as its sole remedy, either to: (i) terminate its obligation to purchase the Additional Property by giving Additional Property Seller timely written notice of such election, and upon such termination Purchaser shall be entitled to the return of the Additional property Escrow; or (ii) pursue specific performance of its right to acquire the Additional property under the terms of this Agreement. In the event that Purchaser is unwilling or unable to close on the Additional Property in accordance herewith by the Additional Property Closing Deadline, Additional Property Seller's sole remedy shall be to recover from the Additional Property Escrow, and the Title Company shall disburse to Additional Property Seller from the Additional Property Escrow, liquidated damages in the amount of Two Hundred Thousand and No/100 Dollars ($200,000). The parties hereby agree that such liquidated damages amount represents the parties' agreed best estimate of the damages which will result to Additional Property Seller from any such default by Purchaser, which damages are subjective in nature and difficulty to ascertain. The balance of the Additional Property Escrow remaining after payment of such liquidated damages shall be returned and disbursed by the Title Company to Purchaser.
     5. SPECIAL PROVISIONS. The Agreement is hereby amended to add new Section 10.16, in its entirety as follows:

     Section 10.16 Special Provisions. The following special provisions shall survive the Closing and the Additional Property Closing, and shall be evidenced of record by a memorandum to be executed by Additional Property Seller and Purchaser and filed of record against the Property, Additional Property, Tract 28 and Tract 4B:

          (a)  Tract 28.

          (i) Rezoning. Purchaser acknowledges that Additional Property Seller intends that Tract 28 of Nashboro Village ("Tract 28"), as more particularly described on the Survey dated November 26, 1996 prepared by Wamble & Associates (the "Existing Survey"), and to be shown on the Additional Property Survey, be rezoned for commercial use as a commercial planned unit development ("Commercial PUD") which shall not permit industrial or light industrial uses. In connection with the Commercial PUD, Purchaser hereby agrees not to object to any application made by Additional Property Seller or other party for the Commercial PUD.

          (ii) Other Development. In the event that Tract 28 is not rezoned as a Commercial PUD, Purchaser acknowledges and agrees that Additional Property Seller may itself develop Tract 28 as a multi-family apartment project, or subject to
     Section 10.16(a)(iii) below sell Tract 28 to a buyer who plans to develop Tract 28 as a multi-family apartment project. In connection with the development of Tract 28 as a multi-family apartment project, Purchaser hereby agrees that Tract 28 shall have such development rights as necessary out of the rights available under the applicable Planned Unit Development so as to allow for development of Tract 28 with a unit density of at least 135 units or ten units per acre.

          (iii) Right of First Offer. If Additional Property Seller desires to sell Tract 28 for an amount (the "Proposed Offer Price") of less than One Dollar and 56/100 ($1.56) p.s.f., Additional Property Seller shall first offer to sell Tract 28 to Purchaser by providing to Purchaser written notice (the "Offer Notice") of all material terms of such sale, including but not limited to the Proposed Offer Price. Purchaser shall within ten (10) days from receipt by Purchaser of the Offer Notice (the "Acceptance Period") provide to Additional Property Seller written notice (the "Acceptance Notice") of Purchaser's acceptance of such offer and intention to purchase Tract 28 on the terms and conditions set forth in the Offer Notice. If Additional Property Seller received the Acceptance Notice within the Acceptance Period, Additional Property Seller shall be obligated to sell Tract 28 to Purchaser on the terms and conditions set forth in the Offer Notice, and Purchaser shall be obligated to purchase Tract 28 on the terms and conditions set forth in the Offer Notice, including but not limited to the Proposed Offer Price. Purchaser shall pay the Proposed Offer Price in cash at closing, and closing of Purchaser's acquisition of Tract 28 pursuant to the Offer Notice will occur within thirty (30) days following Additional Property Seller's receipt of the Acceptance Notice. If Purchaser fails to deliver the Acceptance Notice within the Acceptance Period, Additional Property Seller may, for one (1) year following the expiration of the Acceptance Period, sell Tract 28 to a third party for a price equal to or greater than ninety-five percent (95%) of the Proposed Offer Price. Upon closing of such sale to a third party within such 1-year period, Purchaser's right of first offer as provided for in this subsection shall terminate. Failing such sale within such 1-year period, Purchaser's right of first offer as provided for in this subsection shall again be effective on the same terms and conditions as set forth herein.

          (b)  Tract 4B.

          (i) Conveyance to Purchaser. Purchaser acknowledges that Tract 4B of Nashboro Village, as more particularly described on the Existing Survey and to be shown on the Additional Property Survey ("Tract 4B") is not included as a part of the Property or the Additional Property to be purchased by Purchaser pursuant to this Agreement . Purchaser and Additional Property Seller hereby acknowledge that in connection with obtaining the Commercial PUD for Tract 28, Additional Property Seller may relocate a certain existing historical homesite (the "Homesite") from Tract 28 to Tract 4B. If the Homesite is to be relocated to Tract 4B, Additional Property Seller shall convey Tract 4B in its entirety to the appropriate historical society, municipal authority, governmental entity, neighborhood or homeowners' association or other non-profit organization or entity, with the understanding that Tract 4B will be held and maintained for public, community or neighborhood purposes. Such conveyance will be only by a deed containing restrictions mutually acceptable to Additional Property Seller and Purchaser. In the event that Additional Property Seller sells Tract 28 and retains ownership of Tract 4B, Additional Property Seller shall convey Tract 4B to Purchaser for no further consideration beyond the Purchaser Price to be paid by Purchaser hereunder.

          (ii) Boat Storage. Purchaser hereby agrees that within thirty (30) days after the Closing for the Property, it will notify its Tenants to remove and relocate any and all items of personality stored by such Tenants in the boat storage facility located on Tract 4B (the "Boat Storage Facility"), Purchaser hereby indemnifies and holds Seller harmless from any claims after the closing for the Property arising as a result of or relating to the use by Purchaser's Tenants of the Boat Storage Facility, including but not limited to incidents arising from or as the result of the removal of personalty therefrom. Purchaser shall use its best efforts to enforce the timely removal from the Boat Storage Facility of all personalty belonging to the Tenants, and within sixty (60) days after expiration of the above-specified 30-day period, Purchaser shall seek to enforce all remedies available under any storage agreements applicable to the Boat Storage Facility.

          (c) Sales Center Interim Lease. In the event that the Additional Property Closing is postponed as provided for in
     Section 7.5(a) of this Agreement, in return for the consideration to be paid by Purchaser and Seller and Additional Property Seller hereunder, Additional Property Seller hereby leases to Purchaser on an interim basis a portion of that certain information center located on Tract 29 of Nashboro Village, as said Tract 29 and said information center are more particularly described and shown on the Existing Survey and will be shown on the Additional Property Survey (the "Premises"), on the following terms and conditions:

          (i) Term. The lease of the Premises to Purchaser shall commence upon the Closing for the Property and shall terminate on the earlier to occur of (A) the Additional Property Closing or (B) December 31, 1996;

          (ii) Use. Purchaser shall be entitled to use the Premises only as an information center and leasing office for the Property, and such use by Purchaser will be subject to (A) Additional Property Seller's right to leave in place on the Premises all of Additional property Seller's documents and records and other personal property, furnishings and equipment currently situated on the Premises and (B) a right of Additional Property Seller, its employees, contractors, customers, clients and invitees to go on the Premises from time to time and to have access to and use Additional Property Seller, its employee, contractors, customers, clients and invitees to go on the Premises from time to time and to have access to and use Additional Property Seller's documents and records and other personal property, furnishings and equipment on the Premises; and

          (iii) Indemnification. Purchaser hereby indemnifies and holds harmless Additional Property Seller from and against any and all claims and liability of any kind whatsoever relating to or arising out of the Premises, Purchaser's use, operation and maintenance of the Premises or activities on the Premises by Purchaser's employees, contractors, customers, clients and invitees, except to the extent any such claims or liability arise out of Additional property Seller's use, operation and maintenance of the Premises, or activities on the Premises by Additional Property Seller's employees, contractors, customers, clients and invitees.

     EXECUTED as of the date set forth on the first page hereof.

                              "SELLER"

                              NASHBORO VILLAGE APARTMENTS, L.P.,
                              a Delaware limited partnership

                              By:  NVA, INC., a Delaware
                                   corporation, General Partner



                              By:  ______________________________
                                   Name:  _______________________
                                   Title: _______________________


                              "PURCHASER"

                              WALDEN RESIDENTIAL PROPERTIES, INC.,
                              a Maryland corporation


                              By:  ______________________________
                                   Name:  _______________________
                                   Title: _______________________


                              "ADDITIONAL PROPERTY SELLER"

                              NASHBORO VILLAGE, L.L.C.,
                              a Delaware limited liability company



                              By:  ______________________________
                                   Name:  _______________________
                                   Title: _______________________